Exhibit 10.1

Citibank, N.A. 390 Greenwich Street New York, New York 10013

Execution Copy

Date:	December 17, 2012 (amended and restated as of March 4, 2015)

To:	Flatiron Funding, LLC
c/o CĪON Investment Corporation
100 Fifth Avenue, 4th Floor
3 Park Avenue, 36th Floor
New York, NY 10016
Attention: General Counsel
Facsimile:  (212) 418-4739

From:	Citibank, N.A.
333 West 34th Street
2nd Floor
New York, New York 10001
Attention: Director Derivative Operations
Facsimile: 212-615-8594

Transaction Reference Number: [__________]

Ladies and Gentlemen:

The purpose of this letter agreement (this "Agreement") is to set forth the terms and conditions of the Transactions entered into between Citibank, N.A. ("Citibank") and Flatiron Funding, LLC, a limited liability company formed under the law of the State of Delaware ("Counterparty"), on the Trade Date specified below (each, a "Transaction" and, collectively, the "Transactions"). This letter constitutes a "Confirmation" as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the "Definitions"), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern. Capitalized terms used but not defined in this Confirmation have the meanings assigned to them in Annex A. Capitalized terms used but not defined in this Confirmation or in Annex A have the meanings assigned to them in the Definitions.

With effect from and after the Eighth Amendment Effective Date, this Confirmation amends and restates the prior Confirmation dated December 17, 2012 and amended and restated as of December 9, 2013, February 18, 2014, April 30, 2014, July 30, 2014, September 5, 2014, November 18, 2014 and January 20, 2015 between Citibank and Counterparty (the "Original Confirmation") relating to the Transactions described herein, which Original Confirmation is hereby superseded and shall be of no further force or effect.

1.           Agreement

This Confirmation supplements, forms a part of and is subject to, the ISDA 2002 Master Agreement, dated as of December 17, 2012 (as amended, supplemented and otherwise modified and in effect from time to time, the "Master Agreement"), between Citibank and Counterparty. All provisions contained in the Master Agreement govern this Confirmation except as expressly modified below.

2.           Terms of Transactions

The terms of the particular Transactions to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 17, 2012

Effective Date:	December 17, 2012

Amendment Effective Date:	December 9, 2013

Second Amendment Effective Date:	February 18, 2014

Third Amendment Effective Date:	April 30, 2014

Fourth Amendment Effective Date:	July 30, 2014

Fifth Amendment Effective Date:	September 5, 2014

Sixth Amendment Effective Date:	November 18, 2014

Seventh Amendment Effective Date:	January 20, 2015

Eighth Amendment Effective Date:	March 4, 2015

Scheduled Termination Date:
The latest date for the final scheduled payment (or, if there is only one scheduled payment, for the scheduled payment) of principal of any Reference Obligation at any time included in the Reference Portfolio, as such date may be accelerated pursuant to the first sentence of Clause 3(c).

Citibank Call Date:	December 17, 2015; provided that Citibank and Counterparty may agree in writing to extend the Citibank Call Date.

Termination Date:
The final Scheduled Settlement Date (as defined in the Master Agreement) with respect to all Transactions (other than any Counterparty Fourth Floating Rate Payer Payment Date).  The obligations of the parties to make payments required to be made hereunder shall survive the Termination Date.

Obligation Termination Date:	(a) In relation to any Repaid Obligation, the related Repayment Date; and (b) In relation to any Terminated Obligation, the related Termination Settlement Date.

Reference Portfolio:	As of any date of determination, all Reference Obligations with respect to all Transactions outstanding on such date.

Reference Obligation:
Each obligation listed on Annex I as revised from time to time pursuant to this Confirmation having a Reference Amount equal to the "Reference Amount" indicated on Annex I for such obligation (and, in the case of a Committed Obligation, having an Outstanding Principal Amount equal to the "Outstanding Principal Amount" indicated on Annex I for such Committed Obligation), in each case, subject to adjustment by the Calculation Agent in accordance with the terms of this Confirmation.  Each Reference Obligation shall be the subject of a Transaction hereunder.

Counterparty may, by notice to Citibank on any Business Day on or after the Trade Date (each, an "Obligation Trade Date"), designate that any obligation (each, a "Reference Obligation") shall become the subject of a Transaction hereunder.  Any such notice shall specify the proposed Reference Obligation, Reference Entity, Reference Amount and Initial Price in relation to such Transaction.

Notwithstanding the foregoing, no such designation by Counterparty will be effective unless:

(a)  Citibank consents on or prior to the Obligation Trade Date to the relevant Reference Obligation becoming the subject of a Transaction hereunder, such consent not to be unreasonably withheld or delayed, with effect as set forth in the second and third succeeding paragraphs;

(b)  on the Obligation Trade Date (i) the relevant Reference Obligation satisfies the Obligation Criteria set forth in Annex II and (ii) the Portfolio Criteria set forth in Annex II are satisfied (or, if any Portfolio Criterion is not satisfied immediately prior to such designation, then the extent of compliance with such Portfolio Criterion is maintained or improved); and

(c)  if the relevant Reference Obligation would be a Specified Reference Obligation, Counterparty gives notice of such fact to Citibank in such notice of designation (provided that any failure to give such notice shall not affect the effectiveness of such designation).

Without limiting the generality of the foregoing clause (a), Citibank may reasonably withhold its consent to any such designation based on any legal, accounting, tax or other similar issues that are adverse to Citibank in any material respect and that would or could reasonably be expected to arise as a result of the entry into such Transaction or any purchase by the Citibank Holder of such Reference Obligation as a hedge for such Transaction.  In the event that Citibank determines not to hold, or cause to be held, all or any portion of any such Reference Obligation as a hedge for the such Transaction on the Obligation Settlement Date for such Transaction, Citibank shall no later than the Obligation Trade Date give notice thereof to Counterparty.  In addition, Citibank will promptly respond to any notice from Counterparty requesting that Citibank identify whether Citibank is holding, or causing to be held, the relevant Reference Obligation as a hedge for one or more Transactions identified in such notice from Counterparty.

The "Obligation Settlement Date" for a Transaction shall be the date following the Obligation Trade Date for such Transaction that is customary for settlement of the related Reference Obligation substantially in accordance with the then-current market practice in the principal market for the related Reference Obligation (as determined by the Calculation Agent).

On the Obligation Trade Date for a Transaction, the Reference Amount of such Transaction shall, for all purposes hereof other than calculating Rate Payments, be increased by the "Reference Amount" specified in such notice from Counterparty.  On the Obligation Settlement Date for a Transaction, the Reference Amount of such Transaction shall, solely for the purposes of calculating Rate Payments, be increased by the "Reference Amount" specified in such notice from Counterparty.

Once a Reference Obligation becomes the subject of a Transaction hereunder, Citibank shall promptly prepare and deliver to Counterparty a revised Annex I reflecting the Reference Portfolio as of the related Obligation Trade Date.

If any payment of interest on a Reference Obligation that would otherwise be made during the period from and including the Obligation Trade Date to but excluding the Termination Trade Date is not made but is capitalized as additional principal (without default), then the amount of interest so capitalized as principal shall become a new Transaction hereunder (a "PIK Transaction") having the same terms and conditions as the Transaction relating to the Reference Obligation in respect of which such interest is capitalized, except that (1) the Initial Price in relation to such PIK Transaction shall be zero, (2) the Obligation Trade Date and Obligation Settlement Date for such PIK Transaction shall be the date on which such interest is capitalized and (3) the Reference Amount of such PIK Transaction will be the amount of interest so capitalized as principal. Citibank shall give notice to Counterparty after a PIK Transaction becomes outstanding as provided above, which notice shall set forth the information in the foregoing clauses (2) and (3).

Reference Entity:
The borrower of the Reference Obligation identified as such in Annex I. In addition, "Reference Entity", unless the context otherwise requires, shall also refer to any guarantor of or other obligor on the Reference Obligation.

Ramp-Up Period:	The period from and including the Amendment Effective Date and ending on and including the date occurring 90 days after the Amendment Effective Date.

Ramp-Down Period:	The period from and including the date 90 days prior to the Scheduled Termination Date and ending on and including the Scheduled Termination Date.

Portfolio Notional Amount:	As of any date of determination, the sum of the Notional Amounts for all Reference Obligations as of such date.

Notional Amount:
(a) In relation to any Transaction (other than with respect to any Terminated Obligation or Repaid Obligation), as of any date of determination, the Reference Amount of the related Reference Obligation as of such date multiplied by the Initial Price in relation to such Reference Obligation; and

(b) In relation to any Transaction with respect to a Terminated Obligation or Repaid Obligation, the amount of the reduction in the Reference Amount of the related Reference Obligation determined, in the case of a Terminated Obligation, pursuant to Clause 3 or, in the case of a Repaid Obligation, pursuant to Clause 5, in each case multiplied by the Initial Price in relation to the related Reference Obligation.

Outstanding Principal Amount:
In relation to any Reference Obligation as of any date of determination, the outstanding principal amount of such obligation as shown in the then current Annex I, as increased pursuant to this Clause 2 (or, in the case of any Committed Obligation, pursuant to any borrowing in respect of such Committed Obligation after the Obligation Settlement Date) and reduced pursuant to Clauses 3 and 5. Except as otherwise expressly provided below with respect to Counterparty First Floating Amounts, the principal amount of any Committed Obligation outstanding on any date shall include the aggregate stated face amount of all letters of credit, bankers' acceptances and other similar instruments issued in respect of such Committed Obligation to the extent that the holder of such Committed Obligation is obligated to extend credit in respect of any drawing or other similar payment thereunder.

Commitment Amount:
In relation to any Reference Obligation that is a Committed Obligation (and the related Transaction) as of any date of determination, the maximum outstanding principal amount of such Reference Obligation that a registered holder thereof would on such date be obligated to fund (including all amounts previously funded and outstanding, whether or not such amounts, if repaid, may be reborrowed).

Notional Funded Amount:
In relation to any Reference Obligation that is a Committed Obligation (and to the related Transaction) as of any date of determination, the greater of (a) zero and (b) the sum of (i) the Outstanding Principal Amount of such Reference Obligation as of the Obligation Trade Date multiplied by the Initial Price in relation to such Reference Obligation minus (ii) the product of (x) the excess, if any, of the Commitment Amount of such Reference Obligation as of the Obligation Trade Date over the Outstanding Principal Amount of such Reference Obligation as of the Obligation Trade Date multiplied by (y) 100% minus the Initial Price in relation to such Reference Obligation plus (iii) any increase in the Outstanding Principal Amount of such Reference Obligation during the period from but excluding the Obligation Trade Date to and including such date of determination minus (iv) any decrease in the Outstanding Principal Amount of such Reference Obligation during the period from but excluding the Obligation Trade Date to and including such date of determination.

In relation to any Reference Obligation that is a Term Obligation (and the related Transaction) as of any date of determination, the Notional Amount of such Reference Obligation.

Portfolio Notional Funded Amount:	As of any date of determination, the aggregate of all Notional Funded Amounts with respect to all Reference Obligations in the Reference Portfolio on such date of determination.

Reference Amount:	In relation to (a) any Term Obligation, the Outstanding Principal Amount thereof and (b) any Committed Obligation, the Commitment Amount thereof.

Utilization Amount:	In relation to any Calculation Period, the daily average of the Portfolio Notional Funded Amount during such Calculation Period.

Maximum Portfolio Notional Amount:	USD750,000,000, or such greater amount as the parties may agree to in writing.

Minimum Portfolio Notional Amount:	80% of the Maximum Portfolio Notional Amount.

Business Day:	New York

Business Day Convention:
Following (which shall apply to any date specified herein for the making of any payment or determination or the taking of any action which falls on a day that is not a Business Day).

If any anniversary date specified herein would fall on a day on which there is no corresponding day in the relevant calendar month, then such anniversary date shall be the last day of such calendar month.

Monthly Period:	Each period from and including the 12th day of any calendar month to but excluding the same day of the immediately succeeding calendar month.

Calculation Agent:
Citibank; provided that, if an Event of Default described in Section 5(a)(vii) occurs with respect to Citibank as Defaulting Party and no Event of Default has occurred with respect to Counterparty as Defaulting Party, then Counterparty may designate any of Bank of America, NA, The Bank of Montreal, Barclays Bank plc, Canadian Imperial Bank of Commerce, Credit Suisse, Deutsche Bank AG, JPMorgan Chase Bank, N.A., UBS AG and Wells Fargo Bank, National Association as Calculation Agent, which designation shall be effective only (a) if such designated entity accepts such appointment and agrees to perform the duties of the Calculation Agent hereunder and (b) so long as such Event of Default with respect to Citibank as Defaulting Party continues.  Unless otherwise specified, the Calculation Agent shall make all determinations, calculation s and adjustments required pursuant to this Confirmation in good faith and on a commercially reasonable basis.

Calculation Agent City:	New York

Initial Price:
In relation to any Reference Obligation (and the related Transaction), the Initial Price specified in Annex I.  The Initial Price will be determined as of the related Obligation Trade Date exclusive of accrued interest and will be expressed as a percentage of the Reference Amount.  The Initial Price will be determined exclusive of Costs of Assignment that would be incurred by a buyer in connection with any purchase of the Reference Obligation and exclusive of any Delay Compensation.

Payments by Counterparty

Counterparty First Floating Amounts:

First Floating Amount Payer:	Counterparty

First Floating Amount:
In relation to any First Floating Rate Payer Payment Date, the sum, for each Transaction for which such date is a First Floating Rate Payer Payment Date, of the products of (a) the First Floating Rate Payer Calculation Amount for such Transaction for the related First Floating Rate Payer Calculation Period multiplied by (b) the Floating Rate Option for such Transaction during the related First Floating Rate Payer Calculation Period plus the Spread multiplied by (c) the Floating Rate Day Count Fraction; provided that, for purposes of the foregoing calculation, the percentage specified in the foregoing clause (b) shall be the Spread (and not the Floating Rate Option plus the Spread) with respect to any portion of a First Floating Rate Payer Calculation Amount constituting the undrawn stated face amount of all letters of credit, bankers' acceptances and other similar instruments issued in respect of a related Committed Obligation.

If the Floating Rate Option in relation to any Transaction varies during any First Floating Rate Payer Calculation Period, then the Floating Rate Option for such Calculation Period shall be equal to (a) the sum, for each day during such Calculation Period, of the products of the Notional Funded Amount of such Transaction for such Calculation Period multiplied by the Floating Rate Option in effect on such day divided by (b) the sum of the Notional Funded Amount of such Transaction on each such day.

First Floating Rate Payer Calculation Amount:
In relation to any First Floating Rate Payer Payment Date and any Transaction, the daily average of the Notional Funded Amount of such Transaction during the related First Floating Rate Payer Calculation Period.

First Floating Rate Payer Calculation Period:
In relation to any Transaction, each period from and including any date upon which a payment of interest is scheduled or otherwise required to be made on the related Reference Obligation to but excluding the next such date, except that (a) the initial First Floating Rate Payer Calculation Period will commence on, and include, the Obligation Settlement Date for such Transaction and (b) the final First Floating Rate Payer Calculation Period will end on, but exclude, the related Obligation Termination Date.

First Floating Rate Payer Payment Dates:
(a) In relation to any Transaction (other than with respect to any Terminated Obligation or Repaid Obligation), the fifth Business Day following the last day of any Monthly Period during which any payment of interest is scheduled or otherwise required to be made on the related Reference Obligation, commencing with the first such date after the Obligation Settlement Date for such Transaction and ending with the last such date occurring prior to the related Obligation Termination Date; and

(b) In relation to any Transaction with respect to a Terminated Obligation or Repaid Obligation, the related Total Return Payment Date.

Floating Rate Option:
In relation to any Transaction, the floating rate index specified in the term loan agreement, revolving loan agreement or other similar credit agreement governing the related Reference Obligation (the "Reference Obligation Credit Agreement") that is used to determine the rate of interest payable on such Reference Obligation; provided that (a) if more than one interest rate setting is at any time used to determine the rate of interest payable on a Reference Obligation (i.e., an interest rate election for a specific interest period relating to such Reference Obligation), then a separate First Floating Amount shall be calculated for each portion of such Reference Obligation as to which a separate interest rate setting has been effected, (b) any interest that has accrued to a specified date but is permitted under the Reference Obligation Credit Agreement to be capitalized or deferred as of such date (without default) shall be deemed to be scheduled to be paid on such date, (c) any Reference Obligation Credit Agreement that provides for the payment of interest less frequently than quarterly will be deemed to provide for a scheduled quarterly payment of interest on each date specified by Citibank, which date so specified shall be the calendar day of the month corresponding to other payment dates applicable to the related Reference Obligation and (d) notwithstanding the foregoing, (i) if the floating rate index for such Reference Obligation (or any portion thereof) is the prime or base rate or is a fixed rate, then the Floating Rate Option for such Reference Obligation (or such portion) shall equal USD-LIBOR-BBA and (ii) if the floating rate index for such Reference Obligation (or any portion thereof) is subject to the payment of a specified minimum rate regardless of the level of the relevant floating rate index, then the Floating Rate Option will be determined without regard to such specified minimum rate.

Designated Maturity:
In relation to any Transaction, the Floating Rate Option will have a Designated Maturity and Reset Dates that correspond to the maturity and reset dates specified in the related Reference Obligation Credit Agreement, except that, if the floating rate index specified in the related Reference Obligation Credit Agreement that is used to determine the rate of interest payable on the Reference Obligation (or any portion thereof) is the prime or base rate or is a fixed rate, then for purposes of determining USD-LIBOR-BBA the "Designated Maturity" shall be one month and the first day of each First Floating Rate Payer Calculation Period will be a Reset Date.

Spread:	1.35%

Floating Rate Day Count Fraction:
In relation to any Transaction, the Floating Rate Day Count Fraction will be the day count basis for the computation of interest specified in the related Reference Obligation Credit Agreement, except that, if the floating rate index specified in the related Reference Obligation Credit Agreement that is used to determine the rate of interest payable on the Reference Obligation (or any portion thereof) is the prime or base rate or is a fixed rate, then the Floating Rate Day Count Fraction will be Actual/360.

Reset Dates:	As set forth in "Designated Maturity" above

Compounding:	Inapplicable

Counterparty Second Floating Amounts:

Second Floating Amount Payer:	Counterparty

Second Floating Amount:
In relation to any Second Floating Rate Payer Payment Date, the product of (a) the Second Floating Rate Payer Calculation Amount for the related Second Floating Rate Payer Calculation Period multiplied by (b) the Spread multiplied by (c) the Floating Rate Day Count Fraction.

Notwithstanding the foregoing:

(a) no Second Floating Amount shall be payable with respect to any Second Floating Rate Payer Payment Date occurring on or after any date on which an Event of Default has occurred under Section 5(a)(i) or 5(a)(vii) with respect to Citibank as Defaulting Party; and

(b) no Second Floating Amount shall be payable on any Second Floating Rate Payer Payment Date, and no amount shall be payable under Clause 4(c) on any date after the last day of the Ramp-Up Period, following any date on which (i) Counterparty has designated at least 20 Designated Reference Obligations to become the subject of Transactions hereunder (as contemplated opposite the caption "Reference Obligation" above) and (ii) the aggregate Notional Amount of all Designated Reference Obligations as to which Citibank has not given its consent to such Reference Obligations becoming the subject of Transactions hereunder (as contemplated opposite the caption "Reference Obligation" above) exceeds 50% of the aggregate Notional Amount of all Reference Obligations that Counterparty has designated are to become the subject of Transactions hereunder (as contemplated opposite the caption "Reference Obligation" above).

Second Floating Rate Payer Calculation Amount:
In relation to any Second Floating Rate Payer Calculation Period, the excess, if any, of (a) the Minimum Portfolio Notional Amount over (b) the Utilization Amount for such Second Floating Rate Payer Calculation Period.

Second Floating Rate Payer Calculation Period:
Each Monthly Period; provided that (a) the initial Second Floating Rate Payer Calculation Period shall begin on the last day of the Ramp-Up Period and (b) the final Second Floating Rate Payer Calculation Period shall end on the last Second Floating Rate Payer Payment Date.

Second Floating Rate Payer Payment Dates:
The fifth Business Day following the last day of each Monthly Period; provided that (a) the initial Second Floating Rate Payer Payment Date will be the first such Business Day after the last day of the Ramp-Up Period and (b) the final Second Floating Rate Payer Payment Date will be the date 180 days prior to the Scheduled Termination Date (whether or not the Termination Date occurs prior to the Scheduled Termination Date).

Spread:	1.35%

Floating Rate Day Count Fraction:	Actual/365.

Compounding:	Inapplicable

Counterparty Third Floating Amounts:

Third Floating Amount Payer:	Counterparty

Third Floating Amount:
In relation to any Third Floating Rate Payer Payment Date, the product of (a) the Third Floating Rate Payer Calculation Amount for the related Third Floating Rate Payer Calculation Period multiplied by (b) the Spread multiplied by (c) the Floating Rate Day Count Fraction.

Third Floating Rate Payer Calculation Amount:
In relation to any Third Floating Rate Payer Calculation Period, the excess, if any, of (a) the Maximum Portfolio Notional Amount over (b) the greater of (i) the Utilization Amount for such Third Floating Rate Payer Calculation Period plus (ii) the Minimum Portfolio Notional Amount.

If the Maximum Portfolio Notional Amount varies during any Third Floating Rate Payer Calculation Period, then the Maximum Portfolio Notional Amount for such Calculation Period shall be equal to the daily average of the Maximum Portfolio Notional Amount during such Calculation Period.

Third Floating Rate Payer Calculation Period:
Each Monthly Period; provided that (a) the initial Third Floating Rate Payer Calculation Period shall begin on the day immediately following the Ramp-Up Period and (b) the final Third Floating Rate Payer Calculation Period shall end on the last Third Floating Rate Payer Payment Date.

Third Floating Rate Payer Payment Dates:
The fifth Business Day following the last day of each Monthly Period; provided that (a) the initial Third Floating Rate Payer Payment Date will be the first such Business Day after the end of the Ramp-Up Period and (b) the final Third Floating Rate Payer Payment Date will be the Termination Date.

Spread:	0.15%

Floating Rate Day Count Fraction:	Actual/360.

Compounding:	Inapplicable

Counterparty Fourth Floating Amounts:

Fourth Floating Amount Payer:	Counterparty

Fourth Floating Amount:	Each Expense or Other Payment.

Fourth Floating Rate Payer Payment Dates:
In relation to any Transaction, (a) the fifth Business Day following the last day of each Monthly Period, beginning with the first such Business Day after the Obligation Settlement Date for such Transaction, (b) the related Obligation Termination Date and (c) after the related Obligation Termination Date, the fifth Business Day after notice of a Fourth Floating Amount from Citibank to Counterparty; provided that, prior to the fifth Business Day after the related Obligation Termination Date, if Counterparty has received fewer than five Business Days' notice from Citibank that such Fourth Floating Amount is due and payable, such Fourth Floating Rate Payer Payment Date shall be the fifth Business Day following the last day of the next succeeding Monthly Period. The obligation of Counterparty to pay Fourth Floating Amounts in respect of any Transaction shall survive the related Obligation Termination Date.

Counterparty Fifth Floating Amounts:

Fifth Floating Amount Payer:	Counterparty

Fifth Floating Amount:	In relation to any Terminated Obligation or Repaid Obligation, Capital Depreciation, if any.

Fifth Floating Rate Payer Payment Dates:	Each Total Return Payment Date.

Counterparty Sixth Floating Amounts:

Sixth Floating Amount Payer:	Counterparty

Sixth Floating Amount:	$30,000

Sixth Floating Rate	Eighth Amendment Effective Date
Payer Payment Dates:

Payments by Citibank:

Citibank Fixed Amounts:

Fixed Amount Payer:	Citibank

Fixed Amount:	In relation to any Transaction, the Interest and Fee Amount with respect to such Transaction for the related Fixed Amount Payer Payment Date.

Fixed Amount Payer Calculation Periods:
In relation to each Reference Obligation in the Reference Portfolio, each period from and including any date upon which a payment of interest is made on such Reference Obligation to but excluding the next such date; provided that (a) the initial Fixed Amount Payer Calculation Period shall commence on and include the Obligation Settlement Date for such Reference Obligation and (b) the final Fixed Amount Payer Calculation Period shall end on, but exclude, the related Obligation Termination Date.

Fixed Amount Payer Payment Dates:
(a) In relation to any Transaction (other than with respect to any Terminated Obligation or Repaid Obligation), the fifth Business Day following the last day of any Monthly Period during which any payment of interest is made on the related Reference Obligation, commencing with the first such date after the Obligation Settlement Date for such Transaction and ending with the last such date occurring prior to the related Obligation Termination Date; and

(b) In relation to any Transaction with respect to any Terminated Obligation or Repaid Obligation, the related Total Return Payment Date.

Citibank Floating Amounts:

Floating Amount Payer:	Citibank

Floating Amount:	In relation to any Terminated Obligation or Repaid Obligation, Capital Appreciation, if any.

Floating Rate Payer Payment Dates:	Each Total Return Payment Date.

3.           Reference Obligation Removal; Accelerated Termination.

Reference Obligation Removal

(a)         A Transaction may be terminated in whole by either party (or in part by Counterparty) in accordance with this Clause 3 by the giving of notice (an "Accelerated Termination Notice") to the other party (each such termination, an "Accelerated Termination").

(i)
Counterparty shall be entitled to terminate any Transaction or any portion thereof by delivering an Accelerated Termination Notice to Citibank that is given (i) on the proposed Termination Trade Date and (ii) no more than 30 days prior to the proposed Termination Settlement Date; provided that, except in the case of the termination of all Transactions, the Net Collateral Value Percentage would be greater than or equal to the Termination Threshold (in each case, after giving effect to such termination). The Accelerated Termination Notice shall specify the Reference Obligation that is the subject of such Accelerated Termination, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date.

(ii)
Following the occurrence of a Credit Event (as determined by the Calculation Agent) with respect to the related Reference Entity (including any guarantor or other obligor referred to in the definition thereof), Citibank shall, at any time after the Obligation Trade Date for the Reference Obligation, be entitled to propose, by notice to Counterparty, an increased Independent Amount Percentage with respect to the related Transaction.  If Counterparty does not, by notice to Citibank within five Business Days after such notice from Citibank, agree to such increase, then Citibank may terminate the related Transaction by delivering an Accelerated Termination Notice to Counterparty that is given (i) on the Termination Trade Date and (ii) no fewer than 10 days prior to the proposed Termination Settlement Date. The Accelerated Termination Notice shall specify the Reference Obligation that is the subject of such Accelerated Termination, the amount of the Terminated Obligation, the Termination Trade Date and the Termination Settlement Date.

Elective Termination by Citibank due to Certain Events

(b)        If:

(i)	any Reference Obligation (including any Exchange Consideration) fails to satisfy the Obligation Criteria at any time,

(ii)	the Portfolio Criteria (other than clause (v) thereof) are not satisfied at any time,

(iii)	Counterparty fails to perform when due any obligation to Transfer Eligible Collateral under Clause 9(a) or

(iv)	Counterparty does not, by the deadline specified therefor in Clause 9(e), effect the Transfer to Citibank as Secured Party of Eligible Collateral contemplated by Clause 9(e),

then Citibank may notify Counterparty in writing of such event. In the case of the foregoing clause (i) or (ii), if such event continues for 30 days following the delivery of such notice, then Citibank will have the right but not the obligation to terminate the related Transaction.  In the case of the foregoing clause (iii) or (iv), if such event continues for two Business Days following delivery of such notice, Citibank will have the right but not the obligation to terminate each Transaction that is the subject of this Confirmation. Citibank may exercise this termination right with respect to each Terminated Obligation by delivering an Accelerated Termination Notice to Counterparty that is given, as to any Terminated Obligation, (1) on the proposed Termination Trade Date and (2) no fewer than 10 days prior to the proposed Termination Settlement Date for the related Terminated Obligation. The Accelerated Termination Notice shall specify each Reference Obligation that is the subject of such Accelerated Termination and, with respect to each such Reference Obligation, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date.

Acceleration of Scheduled Termination Date by Citibank

(c)        Citibank will have the right, but not the obligation, to accelerate the Scheduled Termination Date to a Business Day occurring no earlier than the Citibank Call Date.  Any such acceleration shall be effected by giving notice to Counterparty on a Business Day occurring no fewer than 180 days prior to the Citibank Call Date, which notice shall specify the accelerated Scheduled Termination Date.

Early Termination Date under Master Agreement

(d)        If there is effectively designated an Early Termination Date under the Master Agreement, then (i) each Transaction will be terminated in its entirety, (ii) notwithstanding any contrary or otherwise inconsistent provision of the Master Agreement, the provisions set forth in Section 6(e) of the Master Agreement shall not apply to any Transaction (except that amounts that become due and payable on or prior to such Early Termination Date with respect to any Transaction as provided in this Confirmation will constitute Unpaid Amounts) and (iii) the Termination Trade Date for each Transaction will be the date specified by the Calculation Agent occurring on or promptly after such Early Termination Date; provided that, if such Early Termination Date is designated by reason of an Event of Default as to which Citibank is the Defaulting Party, Counterparty may specify the Termination Trade Date with respect to any Transaction as to which the Calculation Agent has not specified the Termination Trade Date within 10 days after such Early Termination Date. The Calculation Agent shall give notice (an "Accelerated Termination Notice") to each party (such termination, an "Accelerated Termination") on or prior to such Early Termination Date, which Accelerated Termination Notice shall specify each Reference Obligation that is the subject of such Accelerated Termination and, with respect to each such Reference Obligation, the amount of the Terminated Obligation, the proposed Termination Trade Date and the proposed Termination Settlement Date. The amount, if any, payable in respect of such Early Termination Date will be determined in accordance with Clause 4(a) or 4(b) of this Confirmation (as applicable) based upon the delivery of such Accelerated Termination Notice.

Effect of Termination

(e)        With respect to any Transaction terminated in whole pursuant to this Clause 3, (i) as of the relevant Termination Trade Date the Reference Amount shall, for all purposes hereof other than calculating Rate Payments, be reduced to zero (and, in the case of a Committed Obligation, the Outstanding Principal Amount thereof shall be reduced to zero) and (ii) as of the relevant Termination Settlement Date the Reference Amount, for purposes of calculating Rate Payments, shall be reduced to zero (and, in the case of a Committed Obligation, the Outstanding Principal Amount thereof shall be reduced to zero). With respect to any Transaction terminated in part pursuant to this Clause 3, (i) as of the relevant Termination Trade Date the Reference Amount shall, for all purposes hereof other than calculating Rate Payments, be reduced by the amount of the reduction of the Reference Amount specified in the Accelerated Termination Notice (and, in the case of a Committed Obligation, the Outstanding Principal Amount shall be reduced by an amount equal to the product of the Outstanding Principal Amount in effect immediately prior to such reduction multiplied by the amount of the reduction of the Reference Amount divided by the Reference Amount in effect immediately prior to such reduction) and (ii) as of the relevant Termination Settlement Date the Reference Amount shall, for purposes of calculating Rate Payments, be reduced by the amount of the reduction of the Reference Amount specified in the Accelerated Termination Notice (and, in the case of a Committed Obligation, the Outstanding Principal Amount shall be reduced by an amount equal to the product of the Outstanding Principal Amount in effect immediately prior to such reduction multiplied by the amount of the reduction of the Reference Amount divided by the Reference Amount in effect immediately prior to such reduction). Following any Termination Trade Date (other than the Termination Trade Date in respect of the Termination Date), Citibank shall promptly prepare and deliver to Counterparty a revised Annex I.

4.           Final Price Determination

Following the termination of any Transaction in whole or in part pursuant to Clause 3 or by reason of the occurrence of the Scheduled Termination Date (other than in connection with a Repayment), the Final Price for the relevant Terminated Obligation will be determined in accordance with this Clause 4.

Determination by Counterparty

(a)        In order to determine the Final Price for any Terminated Obligation then held by or on behalf of Citibank as a hedge for the related Transaction (other than pursuant to Clause 3(a)(ii), 3(b) or, with respect to any Early Termination Date designated by reason of an Event of Default, Credit Event Upon Merger or Additional Termination Event as to which Counterparty is the Defaulting Party or the sole Affected Party, 3(d)), Counterparty may arrange for the sale of such Terminated Obligation by giving notice of such sale to Citibank; provided that Counterparty shall have no right to arrange a sale of a Terminated Obligation pursuant to this Clause 4(a) if, as a result of such termination and the termination of all other Transactions as to which the Total Return Payment Date has not yet occurred, (i) the aggregate Value (as defined in the Credit Support Annex) of all Posted Credit Support (as so defined) held by Citibank as Secured Party (as so defined) plus the aggregate of all Citibank Floating Amounts payable in connection with such terminations would be less than (ii) the aggregate of all Counterparty Fifth Floating Amounts payable in connection with such terminations. Such notice must be given at least three Business Days prior to the related Termination Settlement Date in the case of any Terminated Obligation and at least 10 days prior to the Scheduled Termination Date if all Transactions are to be terminated in connection with the Scheduled Termination Date. Any sale (i) must be to an Approved Buyer or another buyer approved in advance by Citibank, such approval not to be unreasonably withheld or delayed, and (ii) must be scheduled to occur no later than the date customary for settlement, substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation (as determined by the Calculation Agent), following the Termination Trade Date and prior to the Scheduled Termination Date if all Transactions are to be terminated in connection with the Scheduled Termination Date. If Counterparty so arranges any sale, the net cash proceeds received from the sale of any Terminated Obligation (exclusive of accrued interest), net of the related Costs of Assignment and adjusted by any Delay Compensation as provided in Clause 6(b), shall be the "Final Price" for that Terminated Obligation.

Determination by Calculation Agent

(b)        If the Final Price for any Terminated Obligation is not determined according to Clause 4(a), the Calculation Agent shall attempt to obtain Firm Bids for such Terminated Obligation with respect to the applicable Termination Trade Date from two or more Dealers. The Calculation Agent will give Counterparty notice of its intention to obtain Firm Bids pursuant to this Clause 4(b) (such notice to be given telephonically and via electronic mail) not later than three hours prior to the bid submission deadline specified below. By notice to Citibank not later than the bid submission deadline specified below, Counterparty may, but shall not be obligated to, designate an Approved Buyer to provide a Firm Bid (and the Calculation Agent will seek a Firm Bid from such designee if so designated by Counterparty on a timely basis). A "Firm Bid" shall be a good and irrevocable bid for value, to purchase all or a portion of the applicable Terminated Obligation, expressed as a percentage of the Reference Amount of such Terminated Obligation and exclusive of accrued interest, for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation, as determined by the Calculation Agent, submitted as of 11 a.m. New York time or as soon as practicable thereafter. If there is more than one Terminated Obligation at any time, then the Calculation Agent shall obtain Firm Bids solely with respect to each separate Terminated Obligation (but not with respect to any group or groups of such Terminated Obligations). Citibank may, but is not obligated to, sell or cause the sale of any portion of any Terminated Obligation to any Dealer that provides a Firm Bid.

If the Calculation Agent is unable to obtain from Dealers at least one Firm Bid or combination of Firm Bids for all of the Reference Amount of any Terminated Obligation with respect to the relevant Termination Trade Date, the Calculation Agent will attempt to obtain a Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation from two or more Dealers until the earlier of (i) the second Business Day (inclusive) following such Termination Trade Date and (ii) the date a Firm Bid or combination of Firm Bids is obtained for all of the Reference Amount of such Terminated Obligation.

If the Calculation Agent is able to obtain at least one Firm Bid or combination of Firm Bids for all or any portion of the Reference Amount of any Terminated Obligation, the Final Price for such Terminated Obligation or portion thereof shall be determined by reference to such Firm Bid or Firm Bids pursuant to the last paragraph of this Clause 4(b). If no Firm Bids are obtained on or before such second Business Day for all or a portion of the applicable Terminated Obligation, the Final Price shall be deemed to be zero with respect to each portion of such Terminated Obligation for which no Firm Bid was obtained. The Calculation Agent will conduct the bid process in accordance with the procedures set forth in this Clause 4(b) and otherwise in good faith and in a commercially reasonable manner. Other than in the case of a termination pursuant to Clause 3(d), Citibank and Counterparty will make commercially reasonable efforts to accomplish the assignment to Counterparty (free of payment by Counterparty) of the related Terminated Obligation or portion thereof held by or on behalf of Citibank as a hedge for the related Transaction for which the Final Price is deemed to be zero (including as provided below); provided that Citibank shall not be liable for any losses related to any delay in or failure of such assignment beyond its control.

Notwithstanding anything to the contrary herein,

(i)
the Calculation Agent shall be entitled to disregard any Firm Bid submitted by a Dealer if, in the Calculation Agent's commercially reasonable judgment, (x) such Dealer is ineligible to accept assignment or transfer of the related Terminated Obligation or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the Terminated Obligation, as determined by the Calculation Agent, or (y) as a result of the terms of any agreement or instrument governing the related Terminated Obligation or any order of a court of competent jurisdiction relating to such Terminated Obligation, such Dealer is prohibited or restricted from obtaining any consent required for the assignment or transfer of the related Terminated Obligation or portion thereof, as applicable, to it; and

(ii)
if the Calculation Agent determines that the highest Firm Bid obtained in connection with any Termination Trade Date is not bona fide as a result of (x) the occurrence of an Event of Default described in Section 5(a)(vii) with respect to the bidder, (y) the inability, failure or refusal of the bidder to settle the purchase of the related Terminated Obligation or portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally or (z) the Calculation Agent not having pre-approved trading lines with the bidder that would permit settlement of the purchase of the related Terminated Obligation or portion thereof, as applicable, that Firm Bid shall be disregarded and the next highest Firm Bid that is not disregarded shall be used to determine the Final Price. If there is no such Firm Bid, then the Calculation Agent shall designate a new Termination Trade Date; provided that the Calculation Agent shall designate a new Termination Trade Date pursuant to this paragraph only once. If the highest Firm Bid for any portion of the related Terminated Obligation determined in connection with the second Termination Trade Date is disregarded pursuant to this paragraph, the Calculation Agent shall have no obligation to obtain further bids, and the applicable "Final Price" for the portion which was so disregarded shall be deemed to be zero.

If Citibank transfers, or causes the transfer of, all or any portion of the Terminated Obligation to the Dealer or Dealers providing the highest Firm Bid or highest combination of Firm Bids for such Terminated Obligation (or portion thereof) or to such other party as provided above, the net cash proceeds received from the sale of such Terminated Obligation or portion thereof (which sale shall be scheduled to settle substantially in accordance with the then-current market practice in the principal market for the related Reference Obligation as determined by the Calculation Agent), net of the related Costs of Assignment and adjusted by any Delay Compensation as provided in Clause 6(b), shall be the "Final Price" for that Terminated Obligation (or the portion thereof that is sold).

If Citibank has determined not to hold, or cause to be held, all or any portion of any Terminated Obligation as a hedge for the related Transaction or otherwise determines, in its sole discretion, not to sell or cause the sale of any portion of any Terminated Obligation to a Dealer providing the highest Firm Bid or combination of Firm Bids, the "Final Price" for such Terminated Obligation or portion thereof shall be equal to the highest Firm Bid (or highest combination of Firm Bids) for such Terminated Obligation (or portion thereof) multiplied by the Reference Amount of such Terminated Obligation (or the respective portions of the Reference Amount to which such Firm Bids relate). The Calculation Agent may perform any of its duties under this Clause 4(b) through any Affiliate designated by it, but no such designation shall relieve the Calculation Agent of its duties under this Clause 4(b).

Early Termination of Facility

(c)        For the avoidance of doubt, if the Termination Date occurs prior to the Citibank Call Date, each Counterparty Second Floating Amount shall continue to be payable by Counterparty on each subsequent Second Floating Rate Payer Payment Date occurring on or prior to the Citibank Call Date; provided that, if either party shall so specify in writing to the other party prior to any final Termination Trade Date, then on such final Termination Trade Date (i) the obligation of Counterparty to continue to pay each Counterparty Second Floating Amount on each subsequent Second Floating Rate Payer Payment Date occurring on or prior to the Citibank Call Date shall terminate and be replaced by the obligation in the following clause and (ii) Counterparty shall pay to Citibank an amount equal to the present value (as calculated by the Calculation Agent with discounting on a continuous basis) of each Counterparty Second Floating Amount payable (without regard to the termination of such obligation under the foregoing clause) on each subsequent Second Floating Rate Payer Payment Date occurring on or prior to the Citibank Call Date, discounted to such final Termination Trade Date at a discount rate per annum equal to the Discount Rate.  For this purpose, the "Discount Rate" means the zero coupon swap rate (as determined by the Calculation Agent) implied by the fixed rate offered to be paid by Citibank under a fixed for floating interest rate swap transaction with a remaining Term equal to the period from such final Termination Trade Date to the final Second Floating Rate Payer Payment Date in exchange for the receipt of payments indexed to USD-LIBOR-BBA.

5.           Repayment.

If all or a portion of the Reference Amount of any Reference Obligation is repaid or otherwise reduced (in the case of a Committed Obligation, only if the Reference Amount thereof is permanently reduced) (including, without limitation, through any exercise of any right of set-off, reduction, or counterclaim that results in the satisfaction of the obligations of such Reference Entity to pay any principal owing in respect of such Reference Obligation) on or prior to the Scheduled Termination Date (the amount of such repayment or other reduction, a "Repayment"; the portion of the related Reference Obligation so repaid or otherwise reduced, a "Repaid Obligation"; and the date of such Repayment, the "Repayment Date"):

(a)	the Total Return Payment Date with respect to the Repaid Obligation will be the fifth Business Day next succeeding the last day of the Monthly Period in which the Repayment Date occurred;

(b)	as of the related Repayment Date, the Reference Amount of such Reference Obligation shall be decreased by an amount equal to the principal amount of the Repaid Obligation; and

(c)
the related Final Price in relation to the Repaid Obligation shall be (i) in the case of a Committed Obligation, the portion of the Reference Amount that is permanently reduced on such Repayment Date and (ii) in the case of a Term Obligation, the amount of principal and premium in respect of principal paid by such Reference Entity on the Repaid Obligation to holders thereof (or the amount by which the Reference Obligation was otherwise reduced) on such Repayment Date. Following any Repayment Date, Citibank shall promptly prepare and deliver to Counterparty a revised Annex I showing the revised Reference Amount for the related Reference Obligation.

6.           Adjustments.

(a)        If any Reference Obligation or portion thereof is irreversibly converted or exchanged into or for any securities, obligations, cash or other assets or property ("Exchange Consideration"), thereafter such Exchange Consideration will constitute such Reference Obligation or portion thereof, and, unless Citibank shall otherwise agree in writing, (i) if such Exchange Consideration fails to satisfy the Obligation Criteria, then Clause 3(b)(i) shall apply and (ii) if the Portfolio Criteria (other than clause (v) thereof) set forth in Annex II would not be satisfied after giving effect to such exchange, then Clause 3(b)(ii) shall apply.

(b)        Delay Compensation (as defined below) shall result in an adjustment (i) as contemplated by the definition of "Interest and Fee Amount" in connection with the establishment by the Citibank Holder of a related hedge in respect of a Transaction, if the actual settlement of the purchase of the related hedge occurs after the Obligation Settlement Date and (ii) of a Final Price with respect to a Terminated Obligation in connection with the termination by the Citibank Holder of a related hedge, if the actual settlement of the sale of the related hedge occurs after the Termination Settlement Date. "Delay Compensation" shall accrue (x) in the case of clause (i) above, from and including the Obligation Settlement Date to but excluding the actual settlement of the purchase effected to establish the related hedge (and, during such period, (A) the Counterparty First Floating Amount shall be calculated by reference to the Spread and not the Floating Rate Option and (B) Interest and Fee Amounts will be determined without regard to payments in respect of the interest rate index, but will be determined inclusive of the applicable spread above such interest rate index, used in the Reference Obligation Credit Agreement to calculate interest payments in respect of the related Reference Obligation and in effect during such period) and (y) in the case of clause (ii) above, from and including the Termination Settlement Date to but excluding the actual settlement of the sale effected to terminate the related hedge (and, during such period, (A) the Counterparty First Floating Amount shall be calculated by reference to the Floating Rate Option and not the Spread and (B) Interest and Fee Amounts shall be reduced by interest accrued during such period in excess of the interest rate index used in the Reference Obligation Credit Agreement to calculate interest payments in respect of the related Reference Obligation and in effect during such period). In connection with any adjustment by reason of Delay Compensation, (i) any initial Payment Date in this Confirmation determined by reference to the "Obligation Settlement Date" shall be determined as if the Obligation Settlement Date were the actual settlement of the purchase of the related hedge and (ii) any final Payment Date in this Confirmation determined by reference to the "Termination Settlement Date" shall be determined as if the Termination Settlement Date were the actual settlement of the termination of the related hedge.

(c)        If (i) Citibank elects to establish a hedge as a result of the addition or increase in the Reference Amount of any Reference Obligation that is the subject of a Transaction and (ii) the Citibank Holder is unable after using commercially reasonable efforts to effect the settlement of such hedge, then, by notice to Counterparty, Citibank may in its sole discretion, specify that such addition or increase in the Reference Amount of such Reference Obligation will not be effective.

7.           Representations, Warranties and Agreements.

(a)        Each party hereby agrees as follows, so long as either party has or may have any obligation under any Transaction:

(i)
Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into such Transaction and as to whether such Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into such Transaction; it being understood that information and explanations related to the terms and conditions of such Transaction shall not be considered investment advice or a recommendation to enter into such Transaction. It has not received from the other party any assurance or guarantee as to the expected results of such Transaction;

(ii)
Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of such Transaction. It is also capable of assuming, and assumes, the financial and other risks of such Transaction;

(iii)	Status of Parties. The other party is not acting as a fiduciary or an advisor for it in respect of such Transaction; and

(iv)
Reliance on its Own Advisors. Without limiting the generality of the foregoing, in making its decision to enter into, and thereafter to maintain, administer or terminate, such Transaction, it will not rely on any communication from the other party as, and it has not received any representation or other communication from the other party constituting, legal, accounting, business or tax advice, and it will consult its own legal, accounting, business and tax advisors concerning the consequences of such Transaction.

(b)        Each party acknowledges and agrees that, so long as either party has or may have any obligation under any Transaction:

(i)
such Transaction does not create any direct or indirect obligation of any Reference Entity or any direct or indirect participation in any Reference Obligation or any other obligation of any Reference Entity;

(ii)
each party and its Affiliates may deal in any Reference Obligation and may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking or other business with any Reference Entity, any Affiliate of any Reference Entity, any other person or entity having obligations relating to any Reference Entity and may act with respect to such business in the same manner as if such Transaction did not exist and may originate, purchase, sell, hold or trade, and may exercise consensual or remedial rights in respect of, obligations, securities or other financial instruments of, issued by or linked to any Reference Entity, regardless of whether any such action might have an adverse effect on such Reference Entity, the value of the related Reference Obligation or the position of the other party to such Transaction or otherwise;

(iii)
except as provided in Clause 7(d)(iii), each party and its Affiliates and the Calculation Agent may, whether by virtue of the types of relationships described herein or otherwise, at the date hereof or at any time hereafter, be in possession of information regarding any Reference Entity or any Affiliate of any Reference Entity that is or may be material in the context of such Transaction and that may or may not be publicly available or known to the other party. In addition, except as provided in Clause 7(b)(vii), this Confirmation does not create any obligation on the part of such party and its Affiliates to disclose to the other party any such relationship or information (whether or not confidential);

(iv)
neither Citibank nor any of its Affiliates shall be under any obligation to hedge such Transaction or to own or hold any Reference Obligation as a result of such Transaction, and Citibank and its Affiliates may establish, maintain, modify, terminate or re-establish any hedge position or any methodology for hedging at any time without regard to Counterparty. Counterparty acknowledges and agrees that it is not relying on any representation, warranty or statement by Citibank or any of its Affiliates as to whether, at what times, in what manner or by what method Citibank or any of its Affiliates may engage in any hedging activities;

(v)
notwithstanding any other provision in this Confirmation or any other document, Citibank and Counterparty (and each employee, representative, or other agent of Citibank or Counterparty) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended (the "Code")), other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. To the extent not inconsistent with the previous sentence, Citibank and Counterparty will each keep confidential (except as required by law) all information unless the other party has consented in writing to the disclosure of such information;

(vi)
if Citibank chooses to hold a Reference Obligation as a result of any Transaction, Citibank shall hold such Reference Obligation directly or through an Affiliate (the "Citibank Holder"). The Citibank Holder may deal with such Reference Obligation as if the related Transaction did not exist, provided that, so long as the Citibank Holder remains the lender of record with respect to such Reference Obligation, upon any occasion permitting the Citibank Holder to exercise any right in relation to such Reference Obligation to give or withhold consent (an "Election") to an action proposed to be taken (or to be refrained from being taken), the Citibank Holder shall, insofar as permitted under (x) applicable laws, rules and regulations and (y) each provision of any agreement or instrument evidencing or governing such Reference Obligation (and, in the case of any participation interest, governing such participation interest), give its consent to the action proposed to be taken (or to be refrained from being taken), unless (A) Counterparty, by timely notice to Citibank, requests (a "Counterparty Election Request") that the Citibank Holder withhold such consent and (B) the Citibank Holder, in its sole discretion, elects to withhold such consent in accordance with the Counterparty Election Request. Notwithstanding the foregoing: (1) the Citibank Holder shall have no obligation to respond to, or consult with Counterparty in relation to, a Counterparty Election Request (failure to respond to a Counterparty Election Request being deemed a denial); (2) the Citibank Holder shall have no other duties or obligations to Counterparty of any nature with respect to any Election or any Counterparty Election Request; (3) the Citibank Holder shall not be liable to Counterparty or any of its Affiliates for the consequences of any consent given or withheld by the Citibank Holder in connection with such Reference Obligation (whether or not pursuant to a Counterparty Election Request); and (4) if the Citibank Holder elects in its sole discretion to withhold its consent in accordance with a Counterparty Election Request, the Citibank Holder may subsequently determine to give such consent at any time without notice to Counterparty; and

(vii)
in connection with each Reference Obligation that is held by a Citibank Holder as a result of any Transaction, the Citibank Holder will promptly (and in any event within one Business Day after receipt) deliver or cause to be delivered to Counterparty the following information and documentation, in each case, to the extent actually received by the Citibank Holder from the Reference Entity or its agents under the related Reference Obligation Credit Agreement: all notices of any borrowings, prepayments and interest rate settings, all amendments, waivers, tenders, exchanges and other modifications (whether final or proposed) in relation to the terms of the Reference Obligation; and all notices given by the Reference Entity to the lenders or their agent or by the lenders or their agent to the Reference Entity in relation to the exercise of remedies.

(c)        Each of the parties hereby represents that, on each date on which a Transaction is entered into hereunder:

(i)	it is entering into such Transaction for investment, financial intermediation, hedging or other commercial purposes; and

(ii)
(x) it is an "eligible contract participant" as defined in Section 1a of the U.S. Commodity Exchange Act, as amended (the "CEA"), (y) the Master Agreement and each Transaction are subject to individual negotiation by each party, and (z) neither the Master Agreement nor any Transaction will be executed or traded on a "trading facility" within the meaning of Section 1a of the CEA.

(d)        Counterparty hereby represents to Citibank that:

(i)
its financial condition is such that it has no need for liquidity with respect to its investment in any Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness. Its investments in and liabilities in respect of any Transaction, which it understands is not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with any Transaction, including the loss of its entire investment in such Transaction;

(ii)
it understands that no obligations of Citibank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Citibank or any governmental agency;

(iii)	it is not an Affiliate of any Reference Entity;

(iv)
as of (x) the relevant Obligation Trade Date and (y) any date on which a sale is effected pursuant to Clause 4(a) or on which the Calculation Agent solicits Firm Bids pursuant to Clause 4(b), neither Counterparty nor any of its Affiliates, whether by virtue of the types of relationships described herein or otherwise, is on such date in possession of information regarding any related Reference Entity or any Affiliate of such Reference Entity that is or may be material in the context of such Transaction or the purchase or sale of any related Reference Obligation unless such information either (x) is publicly available or (y) has been made available to each registered owner of such Reference Obligation on a basis that permits such registered owner to disclose such information to any assignee of or participant (whether on a funded or unfunded basis) in, or any prospective assignee of or participant (whether on a funded or unfunded basis) in, any rights or obligations under the related Reference Obligation Credit Agreement;

(v)
it is a wholly owned subsidiary of CĪON Investment Corporation, a Maryland corporation (the "Sole Owner"), and the Sole Owner is a corporation that has elected to be treated as a regulated investment company for U.S. Federal income tax purposes;

(vi)
it has delivered to Citibank on or prior to the date hereof (and it will, prior to any expiration of any such form previously so delivered, deliver to Citibank) a United States Internal Revenue Service Form W-9 (or applicable successor form) with respect to the Sole Owner (indicating that Counterparty is a disregarded entity of the Sole Owner), properly completed and signed (which representation shall also be made for purposes of Section 3(f) of the Master Agreement);

(vii)
it could have received all payments on the Reference Obligation without U.S. Federal or foreign witholding tax if it owned the Reference Obligation (which representation shall also be made for purposes of Section 3(f) of the Master Agreement); and

(viii)	for U.S. Federal income tax purposes, the Sole Owner is neither a tax-exempt organization nor a pass-through entity.

(e)        Except for disclosure authorized pursuant to Clause 7(b)(v), Counterparty agrees to be bound by the confidentiality provisions of the related Reference Obligation Credit Agreement with respect to all information and documentation in relation to a Reference Entity or a Reference Obligation delivered to Counterparty hereunder. Counterparty acknowledges that such information may include material non-public information concerning the Reference Entity or its securities and agrees to use such information in accordance with applicable law, including Federal and State securities laws.

(f)        Section 2(c)(ii) of the Master Agreement shall not apply to the Transactions to which this Confirmation relates. Multiple Transaction Payment Netting under Section 2(c) of the Master Agreement will apply to the Transactions to which this Confirmation relates.

(g)        Notwithstanding anything in the Master Agreement to the contrary, Citibank will not be required to pay any additional amount under Section 2(d)(i) of the Master Agreement in respect of any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction that is determined by reference to interest or fees payable with respect to any Reference Obligation. If Citibank is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction that is determined by reference to interest or fees payable with respect to any Reference Obligation and Citibank does not so deduct or withhold, then Section 2(d)(ii) of the Master Agreement shall be applicable.

8.           Adjustments Relating to Certain Unpaid or Rescinded Payments.

(a)        If (i) Citibank makes any payment to Counterparty as provided under Clause 2 and the corresponding Interest and Fee Amount is not paid (in whole or in part) when due or (ii) any Interest and Fee Amount in respect of a Reference Obligation is required to be returned (in whole or in part) by a holder of such Reference Obligation (including, without limitation, the Citibank Holder) to the applicable Reference Entity or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law, then Counterparty will pay to Citibank, upon request by Citibank, such amount (or portion thereof) so not paid or so required to be returned, paid or otherwise rescinded. If such returned, paid or otherwise rescinded amount is subsequently paid, Citibank shall pay such amount (subject to Clause 8(c)) to Counterparty within five Business Days after the date of such subsequent payment.

(b)        If, with respect to any Repaid Obligation, the corresponding payment of principal of the Repaid Obligation is required to be returned (in whole or in part) by a holder thereof (including, without limitation, the Citibank Holder) to the applicable Reference Entity or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law, then (i) the parties hereto shall be restored severally and respectively to their former positions hereunder and thereafter all rights and obligations of the parties hereunder shall continue as though no Repayment had occurred and (ii) without limiting the generality of the foregoing, if either party has made a payment to the other party in respect of Capital Appreciation or Capital Depreciation related to such Repayment as provided under Clause 2, then the party that received the payment in respect of such Capital Appreciation or Capital Depreciation, as applicable, shall repay such amount (subject to Clause 8(c)) to the other party. If such returned, paid or otherwise rescinded amount is subsequently paid by the related Reference Entity or any such other person or entity, then the relevant party shall pay the amount of such Capital Appreciation or Capital Depreciation, as applicable, within five Business Days after the date of such subsequent payment.

(c)        Amounts payable pursuant to this Clause 8 shall be subject to adjustment by the Calculation Agent in good faith and on a commercially reasonable basis, as agreed by Citibank and Counterparty, in order to preserve for the parties the intended economic risks and benefits of the relevant Transaction.

(d)        The payment obligations of Citibank and Counterparty pursuant to this Clause 8 shall survive the termination of all Transactions.

9.           Credit Support.

Notwithstanding anything in the Credit Support Annex (the "Credit Support Annex") to the Schedule to the Master Agreement to the contrary, the following collateral terms shall apply to each Transaction to which this Confirmation relates (capitalized terms used in this Clause 9 but not otherwise defined in this Confirmation have the respective meanings given to such terms in the Credit Support Annex):

(a)
With respect to each Transaction to which this Confirmation relates, an "Independent Amount" shall be applicable to Counterparty on each date of determination in an amount equal to the Notional Amount of such Transaction on such date of determination multiplied by the relevant Independent Amount Percentage (determined in accordance with the table set forth below).

Condition	Independent Amount Percentage
(i) Except as provided in clause (iii) below, with respect to any Transaction not relating to a Specified Reference Obligation	25%
(ii) Except as provided in clause (iii) below, with respect to any Transaction relating to a Specified Reference Obligation	Such percentage as Citibank shall specify on or prior to the Obligation Trade Date for such Transaction
(iii) With respect to any Reference Obligation whose Independent Amount Percentage is agreed in writing as provided in Clause 3(a)(ii)	Such Independent Amount Percentage as is agreed in writing as provided in Clause 3(a)(ii)

Not later than (i) the Effective Date and (ii) the date of any increase in the Independent Amount Percentage applicable to any Transaction, Counterparty as Pledgor will Transfer to Citibank as Secured Party Eligible Collateral having a Value as of the date of Transfer equal to the related Independent Amount (or increase in the related Independent Amount) determined pursuant this Clause 9(a).

(b)
In no event shall Citibank as Secured Party be obligated to Transfer Posted Credit Support in respect of a Return Amount to Counterparty as Pledgor if the Value as of any Valuation Date of all Posted Credit Support held by Citibank as Secured Party would be less than the Independent Amount determined pursuant to Clause 9(a).

(c)	In no event shall Counterparty as a Secured Party have any positive "Exposure" to Citibank with respect to the Transactions to which this Confirmation relates.

(d)	Without limiting Clause 3(b)(iv), in no event shall Citibank as a Secured Party shall have any positive "Exposure" to Counterparty with respect to the Transactions to which this Confirmation relates.

(e)
If (i) the Net Collateral Value Percentage on any Valuation Date is less than the Termination Threshold on such Valuation Date and (ii) Citibank gives notice thereof to Counterparty on any Business Day, Counterparty will, not later than the close of business on the Business Day following the date of such notice from Citibank, effect the Transfer to Citibank as Secured Party of Eligible Collateral such that the Net Collateral Value Percentage after giving effect to such Transfer is at least equal to the Cure Threshold.  In addition, Counterparty may, on any Business Day, effect the Transfer to Citibank as Secured Party of any additional Eligible Collateral.

(f)
If Counterparty enters into any Transaction under the Master Agreement other than the Transactions contemplated by this Confirmation (each, a "Separate Transaction"), then the Credit Support Amount with respect to Counterparty as Pledgor shall never be less than the "Credit Support Amount" with respect to Counterparty as Pledgor calculated (i) solely with reference to all Separate Transactions and (ii) without regard to the Independent Amount applicable to Counterparty as Pledgor under this Confirmation.

(g)	Each Business Day shall be a Valuation Date.

10.         Notice and Account Details.

Notices to Citibank:

Citibank, N.A., New York Branch
390 Greenwich Street, 4th Floor
New York, New York 10013
Tel: (212) 723-6181
Fax: (646) 291-5779
Attn: Mitali Sohoni

with a copy to:

Office of the General Counsel
Fixed Income and Derivatives Sales and Trading
Citibank, N.A., New York Branch
388 Greenwich Street, 17th Floor
New York, New York 10013
Tel: (212) 816-2121
Fax: (646) 862-8431
Attn: Craig Seledee

Notices to Counterparty:
Flatiron Funding, LLC c/o CĪON Investment Corporation 3 Park Avenue, 36th Floor New York, NY 10016 Attention: General Counsel Facsimile: (212) 418-4739
Payments to Citibank:
Citibank, N.A., New York ABA No.: 021-000-089 Account No.: 00167679 Ref: Financial Futures
Payments to Counterparty:
Account Name: CION Investment Corporation Bank: U.S. Bank, N.A., Minneapolis, MN ABA No.: 091-000-022 Account: 1047-9089-5668 FFC: 163276-200

11.         Offices.

(a)	The Office of Citibank for each Transaction:

New York

(b)        The Office of Counterparty for each Transaction:

New York

Please confirm that the foregoing correctly sets forth the terms of our agreement by having a duly authorized officer of Counterparty execute this Confirmation and return the same by facsimile to the attention of the individual at Citibank indicated on the first page hereof.

Very truly yours,

CITIBANK, N.A.

By: /s/ David Santos
Name: David Santos
Title: Authorized Signatory

CONFIRMED AND AGREED

AS OF THE DATE FIRST ABOVE WRITTEN:

FLATIRON FUNDING, LLC

By: /s/ Michael A. Reisner
 Name: Michael A. Reisner
 Title: Co-President & Co-CEO

ANNEX A

ADDITIONAL DEFINITIONS

"Affiliate", for purposes of this Confirmation only, has the meaning given to such term in Rule 405 under the Securities Act of 1933, as amended.

"Approved Buyer" means (a) any entity listed in Annex III hereto (as such Annex may be amended by mutual written consent of the parties hereto from time to time) so long as its long-term unsecured and unsubordinated debt obligations on the "trade date" for the related purchase or submission of a Firm Bid contemplated hereby are rated at least "A2" by Moody's and at least "A" by S&P and (b) if an entity listed in Annex III hereto is not the principal banking or securities Affiliate within a financial holding company group, the principal banking or securities Affiliate of such listed entity within such financial holding company group so long as such obligations of such Affiliate have the rating indicated in clause (a) above.

"Capital Appreciation" and "Capital Depreciation" mean, for any Total Return Payment Date, the amount determined according to the following formula for the applicable Terminated Obligation or Repaid Obligation:

Final Price – Applicable Notional Amount

where

"Final Price" means (a) in the case of any Terminated Obligation, the amount determined pursuant to Clause 4, and (b) in the case of any Repaid Obligation, the amount determined pursuant to Clause 5, and

"Applicable Notional Amount" means the Notional Funded Amount (determined immediately prior to the related Repayment Date or Termination Trade Date) for such Terminated Obligation or Repaid Obligation, as applicable.

If such amount is positive, such amount is "Capital Appreciation" and if such amount is negative, the absolute value of such amount is "Capital Depreciation".

"Committed Obligation" means (a) any Delayed Drawdown Reference Obligation and (b) any Revolving Reference Obligation.

"Costs of Assignment" means, in the case of any Terminated Obligation, the sum of (a) any actual costs of transfer or assignment paid by the seller under the terms of any Terminated Obligation or otherwise actually imposed on the seller by any applicable administrative agent, borrower or obligor incurred in connection with the sale of such Terminated Obligation and (b) any reasonable expenses incurred by the seller in connection with such sale and, if transfers of the Terminated Obligation are subject to the Standard Terms and Conditions for Distressed Trade Confirmations, as published by the LSTA and as in effect on the Obligation Trade Date, reasonable legal costs incurred by the seller in connection with such sale, in each case to the extent not already reflected in the Final Price.

"Credit Event" means the occurrence of a Bankruptcy or Failure to Pay. For purposes of the determination of whether a Credit Event has occurred, the Obligation Category will be Borrowed Money, the Payment Requirement will be USD1,000,000 and no Obligation Characteristics will be specified. Capitalized terms used in this definition but not defined in this Confirmation shall have the meanings specified in the 2003 ISDA Credit Derivatives Definitions.

"Cure Threshold" means, on any date of determination, (a) the sum, determined with respect to all Transactions, of the products of (i) the Independent Amount Percentage with respect to such Transaction multiplied by (ii) the Notional Amount with respect to such Transaction on such date of determination divided by (b) the Portfolio Notional Amount on such date of determination.

"Current Price" means, with respect to any Reference Obligation on any date of determination, the Calculation Agent's determination of the net cash proceeds that would be received from the sale on such date of determination of such Reference Obligation, net of the related Costs of Assignment. If Counterparty disputes the Calculation Agent's determination of the Current Price of any Reference Obligation, then Counterparty may, no later than three hours after Counterparty is given notice of such determination, (a) designate two Dealers and (b) provide to Citibank within such three-hour period with respect to each such Dealer either (i) a Firm Bid with respect to not less than the Quotation Amount of the Reference Obligation or (ii) a Bloomberg screen page indicating that such Dealer has made during the Quotation Period both a bid and an offer quotation with respect to not less than the Quotation Amount of the Reference Obligation (with such bid quotation being a "Firm Bid" for purposes of the next sentence).  The highest of such two Firm Bids will be the Current Price. The "Current Price" shall be expressed as a percentage of par and will be determined exclusive of accrued interest.

"Dealer" means (a) any nationally recognized independent dealer in the related Reference Obligation chosen by the Calculation Agent or its designated Affiliate, (b) any Approved Buyer and (c) any other entity designated by the Calculation Agent or its designated Affiliate.

"Delayed Drawdown Reference Obligation" means a Reference Obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such Reference Obligation was issued or created, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (c) does not permit the re-borrowing of any amount previously repaid; provided that, on any date on which all commitments by the holder thereof to make advances to the borrower under such Delayed Drawdown Reference Obligation expire or are terminated or reduced to zero, such Reference Obligation shall cease to be a Delayed Drawdown Reference Obligation.

"Designated Reference Obligation" means any Reference Obligation that (a) is not a Specified Reference Obligation, (b) has as of the Obligation Trade Date a Moody's Rating of at least B2 and an S&P Rating of at least B, (c) is on the Obligation Trade Date part of a fungible class of debt obligations (as to issuance date and all economic terms) of at least USD500,000,000, (d) has an Initial Price as of the Obligation Trade Date of at least 90% and (e) is on the Obligation Trade Date the subject of at least five bid quotations from nationally recognized independent dealers in the related obligation as reported on a nationally recognized pricing service.

"Expense or Other Payment" means the aggregate amount of any payments (other than extensions of credit) due from the lender(s) in respect of any Reference Obligation, including, without limitation, (a) any expense associated with any amendment, modification or waiver of the provisions of a credit agreement, (b) any reimbursement of any agents under the provisions of a credit agreement, and (c) any indemnity or other similar payment, including amounts owed on or after the related Obligation Termination Date in respect of amounts incurred or any event that occurred before the related Obligation Termination Date.

"Interest and Fee Amount" means, for any Citibank Fixed Amount Payer Payment Date and any Transaction, the aggregate amount of interest (including interest breakage costs), fees (including, without limitation, amendment, consent, tender, facility, letter of credit and other similar fees) and other amounts (other than in respect of principal and premium paid in respect of principal) paid with respect to the related Reference Obligation (after deduction of any withholding taxes for which the Reference Entities are not obligated to reimburse holders of the related Reference Obligation, if applicable) during the relevant Citibank Fixed Amount Payer Calculation Period; provided that Interest and Fee Amounts:

(a)
in the case of "Interest and Accruing Fees" (as defined in the "Standard Terms and Conditions for Par/Near Par Trade Confirmations" or "Standard Terms and Conditions for Distressed Trade Confirmations", as applicable to the relevant Reference Obligation, most recently published by the LSTA prior to the Trade Date), shall not include any amounts that accrue prior to the Obligation Settlement Date for the related Reference Obligation or that accrue on or after the Obligation Termination Date for the related Reference Obligation or portion thereof,

(b)
in the case of "Non-Recurring Fees" (as so defined), shall not include any amounts that accrue prior to the Obligation Trade Date for the related Reference Obligation or that accrue on or after the Termination Trade Date for the related Reference Obligation or portion thereof,

(c)
shall be determined after deducting any Costs of Assignment that would be incurred by a buyer in connection with any purchase of the Reference Obligation as a hedge for such Transaction and, in connection with the establishment by the Citibank Holder of a related hedge in respect of such Transaction, shall be adjusted by any Delay Compensation as provided in Clause 6(b); and

(d)
in the case of any Transaction as to which the related Reference Obligation is a Committed Obligation, shall include only 75% of fees that are stated to accrue on or in respect of the unfunded portion of any Commitment Amount.

"Loan" means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement, revolving loan agreement or other similar credit agreement.

"LSTA" means The Loan Syndications and Trading Association, Inc. and any successor thereto.

"Moody's" means Moody's Investors Service, Inc. or any successor thereto.

"Moody's Rating" means, with respect to a Reference Obligation, as of any date of determination:

(i)	if the Reference Obligation itself is rated by Moody's (including pursuant to any credit estimate), such rating,

(ii)
if the foregoing paragraph is not applicable, then, if the Reference Obligation is a Loan and the related Reference Entity has a corporate family rating by Moody's, the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Loan:

Loan	Relevant Rating
The Loan is a secured obligation, but is not a Second Lien Loan and is not Subordinate	The rating by Moody's that is one rating subcategory above such corporate family rating
The Loan is an unsecured obligation or is a Second Lien Loan, but is not Subordinate	The rating by Moody's that is one rating subcategory below such corporate family rating
The Loan is Subordinate	The rating by Moody's that is two rating subcategories below such corporate family rating

(iii)
if the foregoing paragraphs are not applicable, but there is a rating by Moody's on a secured obligation of the Reference Entity that is not a Second Lien Loan and is not Subordinate (the "other obligation"), the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Loan and is not Subordinate	The rating assigned by Moody's to the other obligation
The Reference Obligation is an unsecured obligation or is a Second Lien Loan, but is not Subordinate	The rating by Moody's that is one rating subcategory below the rating assigned by Moody's to the other obligation
The Reference Obligation is Subordinate	The rating by Moody's that is two rating subcategories below the rating assigned by Moody's to the other obligation

(iv)
if the foregoing paragraphs are not applicable, but there is a rating by Moody's on an unsecured obligation of the Reference Entity (or, failing that, an obligation that is a Second Lien Loan) but is not Subordinate (the "other obligation"), the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Loan and is not Subordinate	The rating by Moody's that is one rating subcategory above the rating assigned by Moody's to the other obligation
The Reference Obligation is an unsecured obligation or is a Second Lien Loan, but is not Subordinate	The rating assigned by Moody's to the other obligation
The Reference Obligation is Subordinate	The rating by Moody's that is one rating subcategory below the rating assigned by Moody's to the other obligation

(v)
if the foregoing paragraphs are not applicable, but there is a rating by Moody's on an obligation of the Reference Entity that is Subordinate (the "other obligation"), the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Loan and is not Subordinate	The rating by Moody's that is two rating subcategories above the rating assigned by Moody's to the other obligation
The Reference Obligation is an unsecured obligation or is a Second Lien Loan, but is not Subordinate	The rating by Moody's that is one rating subcategory above the rating assigned by Moody's to the other obligation
The Reference Obligation is Subordinate	The rating assigned by Moody's to the other obligation

(vi)	if a rating cannot be assigned pursuant to clauses (i) through (v), the Moody's Rating may be determined using any of the methods below:

(A)
for up to 5% of the Portfolio Target Amount, Counterparty may apply to Moody's for a shadow rating or public rating of such Reference Obligation, which shall then be the Moody's Rating (and Counterparty may deem the Moody's Rating of such Reference Obligation to be "B3" pending receipt of such shadow rating or public rating, as the case may be); provided that (x) a Reference Obligation will not be included in the 5% limit of the Portfolio Target Amount if Counterparty has assigned a rating to such Reference Obligation in accordance with clause (B) below and (y) upon receipt of a shadow rating or public rating, as the case may be, such Reference Obligation will not be included in the 5% limit of the Portfolio Target Amount;

(B)
for up to 5% of the Portfolio Target Amount, if there is a private rating of an obligor that has been provided by Moody's to Citibank and Counterparty, Counterparty may impute a Moody's Rating that corresponds to such private rating; provided that a Reference Obligation will not be included in the 5% limit of the Portfolio Target Amount if Counterparty has applied to Moody's for a shadow rating; or

(C)
for up to 10% of the Portfolio Target Amount, the Moody's Rating may be determined in accordance with the methodologies for establishing the S&P Rating except that the Moody's Rating of such obligation will be (1) one sub-category below the Moody's equivalent of the S&P Rating if such S&P Rating is "BBB-" or higher and (2) two sub-categories below the Moody's equivalent of the S&P Rating if such S&P Rating is "BB+" or lower.

For purposes of the foregoing, a "private rating" shall refer to a rating obtained by Citibank, by Counterparty or by or on behalf of an obligor on a Reference Obligation that is not disseminated publicly; whereas a "shadow rating" shall refer to a credit estimate obtained upon application of Counterparty or a holder of a Reference Obligation. Any private rating or shadow rating shall be required to be refreshed annually. If Counterparty applies to Moody's for a shadow rating or public rating of a Reference Obligation, Counterparty shall provide evidence to Citibank of such application and shall notify Citibank of the expected rating. Counterparty shall notify Citibank of the shadow rating or public rating assigned by Moody's to a Reference Obligation.

"Net Collateral Value" means, as of any date of determination, an amount equal to (a) the aggregate Value (as defined in the Credit Support Annex) on such date of all Posted Credit Support (as so defined) held by Citibank as Secured Party (as so defined) plus (b) the aggregate of all Unrealized Capital Gains on such date with respect to the Reference Portfolio minus (c) the aggregate of all Unrealized Capital Losses on such date with respect to the Reference Portfolio.

"Net Collateral Value Percentage" means, as of any date of determination, an amount (expressed as a percentage) equal to (a) the Net Collateral Value on such date divided by (b) the Portfolio Notional Amount on such date.

"Portfolio Target Amount" means (a) during the Ramp-Up Period and the Ramp-Down Period, USD150,000,000 and (b) at any other time, the Portfolio Notional Amount.

"Quotation Amount" means, with respect to any Reference Obligation relating to any Transaction, the lesser of (a) the related Reference Amount and (b) USD3,000,000.

"Quotation Period" means, with respect to any notice of any dispute by Counterparty of the Calculation Agent's determination of the Current Price, the period from and including 3:00 p.m. New York time on the immediately preceding Business Day to and including the time occurring three hours after Counterparty is given notice of the Calculation Agent's determination of the Current Price.

"Rate Payments" means Counterparty First Floating Amounts, Counterparty Second Floating Amounts, Counterparty Third Floating Amounts and Citibank Fixed Amounts.

"Revolving Reference Obligation" means a Reference Obligation that (a) requires the holder thereof to make one or more future advances to the borrower under the instrument or agreement pursuant to which such Reference Obligation was issued or created, (b) specifies a maximum aggregate amount that can be borrowed and (c) permits, during any period on or after the date on which the holder thereof acquires such Reference Obligation, the re-borrowing of any amount previously repaid; provided that, on the date that all commitments by the holder thereof to make advances to the borrower under such Revolving Reference Obligation expire or are terminated or reduced to zero, such Reference Obligation shall cease to be a Revolving Reference Obligation.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, or any successor thereto.

"S&P Rating" means, with respect to a Reference Obligation:

(i)	if the Reference Obligation itself is rated by S&P (including pursuant to any credit estimate), such rating,

(ii)
if the foregoing paragraph is not applicable, then, if the Reference Obligation is a Loan and the related Reference Entity has a corporate issuer rating by S&P, the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Loan:

Loan	Relevant Rating
The Loan is a secured obligation, but is not a Second Lien Loan and is not Subordinate	The rating by S&P that is one rating subcategory above such corporate issuer rating
The Loan is an unsecured obligation or is a Second Lien Loan, but is not Subordinate	The rating by S&P that is one rating subcategory below such corporate issuer rating
The Loan is Subordinate	The rating by S&P that is two rating subcategories below such corporate issuer rating

(iii)
if the foregoing paragraphs are not applicable, but there is a rating by S&P on a secured obligation of the Reference Entity that is not a Second Lien Loan and is not Subordinate (the "other obligation"), the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Loan and is not Subordinate	The rating assigned by S&P to the other obligation
The Reference Obligation is an unsecured obligation or is a Second Lien Loan, but is not Subordinate	The rating by S&P that is one rating subcategory below the rating assigned by S&P to the other obligation
The Reference Obligation is Subordinate	The rating by S&P that is two rating subcategories below the rating assigned by S&P to the other obligation

(iv)
if the foregoing paragraphs are not applicable, but there is a rating by S&P on an unsecured obligation of the Reference Entity (or, failing that, an obligation that is a Second Lien Loan) but is not Subordinate (the "other obligation"), the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Loan and is not Subordinate	The rating by S&P that is one rating subcategory above the rating assigned by S&P to the other obligation
The Reference Obligation is an unsecured obligation or is a Second Lien Loan, but is not Subordinate	The rating assigned by S&P to the other obligation
The Reference Obligation is Subordinate	The rating by S&P that is one rating subcategory below the rating assigned by S&P to the other obligation

(v)
if the foregoing paragraphs are not applicable, but there is a rating by S&P on an obligation of the Reference Entity that is Subordinate (the "other obligation"), the rating specified in the applicable row of the table below under "Relevant Rating" opposite the row in the table below that describes such Reference Obligation:

Reference Obligation	Relevant Rating
The Reference Obligation is a secured obligation, but is not a Second Lien Loan and is not Subordinate	The rating by S&P that is two rating subcategories above the rating assigned by S&P to the other obligation
The Reference Obligation is an unsecured obligation or is a Second Lien Loan, but is not Subordinate	The rating by S&P that is one rating subcategory above the rating assigned by S&P to the other obligation
The Reference Obligation is Subordinate	The rating assigned by S&P to the other obligation

(vi)	if the foregoing paragraphs are not applicable, then the S&P Rating shall be "CC"; provided that:

(A) if application has been made to S&P to rate a Reference Obligation and such Reference Obligation has a Moody's Rating, then the S&P Rating with respect to such Reference Obligation shall, pending the receipt of such rating from S&P, be equal to the S&P Rating that is equivalent to such Moody's Rating and (y) Reference Obligations in the Reference Portfolio constituting no more, by aggregate Notional Amount, than 10% of the Portfolio Target Amount may be given a S&P Rating based on a rating given by Moody's as provided in clause (x) (after giving effect to the addition of the relevant Reference Obligation, if applicable); and

(B) for up to 10% of the Portfolio Target Amount, the S&P Rating may be determined in accordance with the methodologies for establishing the Moody's Rating except that the S&P Rating of such obligation will be (1) one sub-category below the S&P equivalent of the Moody's Rating if such Moody's Rating is "Baa3" or higher and (2) two sub-categories below the S&P equivalent of the Moody's Rating if such Moody's Rating is "Ba1" or lower

"Second Lien Loan" means a Loan that is secured by collateral, but as to which the beneficiary or beneficiaries of such collateral security agree for the benefit of the holder or holders of other indebtedness secured by the same collateral ("First Lien Debt") as to one or more of the following: (1) to defer their right to enforce such collateral security either permanently or for a specified period of time while First Lien Debt is outstanding, (2) to permit a holder or holders of First Lien Debt to sell such collateral free and clear of the security in favor of such beneficiary or beneficiaries, (3) not to object to sales of assets by the obligor on such Loan following the commencement of a bankruptcy or other insolvency proceeding with respect to such obligor or to an application by the holder or holders of First Lien Debt to obtain adequate protection in any such proceeding and (4) not to contest the creation, validity, perfection or priority of First Lien Debt; provided that Citibank and Counterparty may agree in writing on or prior to the related Trade Date that a Reference Obligation that would otherwise fall within this definition shall not be a Second Lien Loan.

"Specified Reference Obligation" means any Reference Obligation whose inclusion in the Reference Portfolio (other than as a "Specified Reference Obligation") would not on the related Obligation Trade Date satisfy one or more of clauses (ix) through (xiii) of the Obligation Criteria.

"Subordinate" means, with respect to an obligation (the "Subordinated Obligation") and another obligation of the obligor thereon to which such obligation is being compared (the "Senior Obligation"), a contractual, trust or similar arrangement (without regard to the existence of preferred creditors arising by operation of law or to collateral, credit support, lien or other credit enhancement arrangements or provisions regarding the application of proceeds of any of the foregoing) providing that (i) upon the liquidation, dissolution, reorganization or winding up of the obligor, claims of the holders of the Senior Obligation will be satisfied prior to the claims of the holders of the Subordinated Obligation or (ii) the holders of the Subordinated Obligation will not be entitled to receive or retain payments in respect of their claims against the obligor at any time that the obligor is in payment arrears or is otherwise in default under the Senior Obligation.

"Term Obligation" means any Reference Obligation that is not a Committed Obligation.

"Terminated Obligation" means any Reference Obligation or portion of any Reference Obligation that is terminated pursuant to Clause 3.

"Termination Settlement Date" means, for any Terminated Obligation, the date customary for settlement, substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation (as determined by the Calculation Agent), of the sale of such Terminated Obligation with the trade date for such sale occurring on the related Termination Trade Date.

"Termination Threshold" means, on any date of determination, (a) the Cure Threshold on such date minus (b) 5%.

"Termination Trade Date" means, with respect to any Terminated Obligation, the date so designated in the related Accelerated Termination Notice; provided that:

(a)
except as provided in the following clause (b), if the related Final Price is not determined in accordance with Clause 4(a), the "Termination Trade Date" will be the bid submission deadline for the Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation that are to be the basis for determining the Final Price of such Terminated Obligation as designated by the Calculation Agent in order to cause the related Total Return Payment Date to occur as promptly as practicable (in the discretion of the Calculation Agent) after the date originally designated as the "Termination Trade Date" in the related Accelerated Termination Notice; and

(b)
in respect of the Scheduled Termination Date, if the related Final Price is not determined in accordance with Clause 4(a), the "Termination Trade Date" will be the date so designated by the Calculation Agent in its discretion, occurring during the 60 calendar days preceding the Scheduled Termination Date (or earlier in the case of any Terminated Obligation determined by the Calculation Agent in its sole discretion to be a distressed loan or other obligation) in a manner reasonably likely to cause the final Total Return Payment Date to occur on the Scheduled Termination Date.

The Calculation Agent shall notify the parties of any Termination Trade Date designated by it pursuant to the foregoing proviso.

"Total Return Payment Date" means, with respect to any Terminated Obligation or Repaid Obligation, the fifth Business Day next succeeding the last day of the Monthly Period during which the related Obligation Termination Date occurs.

"Unrealized Capital Gain" means, with respect to any Reference Obligation, if the Current Price of such Reference Obligation is greater than the Initial Price in relation to such Reference Obligation, then (a) such Current Price minus such Initial Price multiplied by (b) the Reference Amount of such Reference Obligation. For purposes of computing any Unrealized Capital Gain, a Repaid Obligation or Terminated Obligation will be deemed to continue to be outstanding in an amount equal to its Reference Amount until (but excluding) the related Total Return Payment Date (and after the determination of the related Final Price will have a Current Price equal to such Final Price).

"Unrealized Capital Loss" means, with respect to any Reference Obligation, if the Initial Price in relation to such Reference Obligation is greater than the Current Price of such Reference Obligation, then (a) such Initial Price minus such Current Price multiplied by (b) the Reference Amount of such Reference Obligation. For purposes of computing any Unrealized Capital Loss, a Repaid Obligation or Terminated Obligation will be deemed to continue to be outstanding in an amount equal to its Reference Amount until (but excluding) the related Total Return Payment Date (and after the determination of the related Final Price will have a Current Price equal to such Final Price).

ANNEX I

Reference Obligation	Reference Entity	Reference Amount	Outstanding Principal Amount	Initial Price (%)	Obligation Trade Date	Obligation Settlement Date	Independent Amount Percentage (if a Specified Reference Obligation)

ANNEX II

OBLIGATION CRITERIA

Except as Counterparty and Citibank may from time to time otherwise agree in writing in connection with a specified Reference Obligation, the "Obligation Criteria" are as follows:

(i)	The obligation is a Loan.

(ii)	The obligation is denominated in USD.

(iii)	The obligation constitutes a legal, valid, binding and enforceable obligation of the applicable Reference Entity, enforceable against such person in accordance with its terms.

(iv)
The obligation does not require any future advances to be made to the related issuer or obligor on or after the relevant Obligation Trade Date, except for any Delayed Drawdown Reference Obligation or Revolving Reference Obligation.

(v)	Except for any Second Lien Loan, the obligation is not Subordinate.

(vi)	The obligation is secured.

(vii)	On the relevant Obligation Trade Date for the Transaction relating to the obligation, the obligation is in the form of, and is treated as, indebtedness for U.S. Federal income tax purposes.

(viii)
Transfers thereof on the Obligation Trade Date may be effected pursuant to the Standard Terms and Conditions for Par/Near Par Trade Confirmations and not the Standard Terms and Conditions for Distressed Trade Confirmations, in each case as published by the LSTA and as in effect on the Obligation Trade Date.

(ix)	Except for any Specified Reference Obligation, the obligation is not a Second Lien Loan.

(x)
Except for any Specified Reference Obligation, on the Obligation Trade Date the obligation is part of a fungible class of debt obligations (as to issuance date and all economic terms) of at least USD125,000,000.

(xi)	Except for any Specified Reference Obligation, the obligation has an Initial Price of at least 80%.

(xii)	Except for any Specified Reference Obligation, the obligation has as of the Obligation Trade Date a Moody's Rating of at least B3 and an S&P Rating of at least B-.

(xiii)
Except for any Specified Reference Obligation, the obligation is on the Obligation Trade Date the subject of at least two bid quotations from nationally recognized independent dealers in the related obligation as reported on a nationally recognized pricing service.

PORTFOLIO CRITERIA

Except as Counterparty and Citibank may from time to time otherwise agree in writing, the "Portfolio Criteria" are as follows:

(i)	The Portfolio Notional Amount does not exceed the Maximum Portfolio Notional Amount.

(ii)	The sum of the Notional Amounts for Reference Obligations of any single Reference Entity or any of its Affiliates does not exceed 10% of the Portfolio Target Amount.

(iii)
The sum of the Notional Amounts for Reference Obligations of Reference Entities in any single Moody's Industry Classification Group does not exceed 15% of the Portfolio Target Amount; provided that the sum of the Notional Amounts for Reference Obligations of Reference Entities in one Moody's Industry Classification Group may be up to 20% of the Portfolio Target Amount.

(iv)	The sum of the Notional Amounts for Specified Reference Obligations does not exceed 20% of the Portfolio Target Amount.

(v)	After the Ramp-Up Period and prior to the Ramp-Down Period, the Reference Portfolio has a Weighted Average Rating of at most 2,720.

For purposes hereof:

"Moody's Industry Classification Groups" means each of the categories set forth in Table 1 below.

"Weighted Average Rating" means, as of any date of determination, the number obtained by (a) multiplying the Notional Amount of each Reference Obligation by the applicable Rating Factor (as set forth in Table 2 below) for the related Reference Entity; (b) summing the products obtained in clause (a) for all Reference Obligations; and (c) dividing the sum obtained in clause (b) by the aggregate of the Notional Amounts of all Reference Obligations.

TABLE 1

MOODY'S INDUSTRY CLASSIFICATION GROUPS

Aerospace & Defense
Automotive
Banking, Finance, Insurance and Real Estate
Beverage, Food, & Tobacco
Capital Equipment
Chemicals, Plastics, & Rubber
Construction & Building
Consumer goods: durable
Consumer goods: non-durable
Containers, Packaging, & Glass
Energy: Electricity
Energy: Oil & Gas
Environmental Industries
Forest Products & Paper
Healthcare & Pharmaceuticals
High Tech Industries
Hotel, Gaming, & Leisure
Media: Advertising, Printing & Publishing
Media: Broadcasting & Subscription
Media: Diversified & Production
Metals & Mining
Retail
Services: Business
Services: Consumer
Sovereign & Public Finance
Telecommunications
Transportation: Cargo
Transportation: Consumer
Utilities: Electric
Utilities: Oil & Gas
Utilities: Water
Wholesale

TABLE 2

RATING FACTORS

Moody's Rating	Rating Factor
Aaa	1
Aa1	10
Aa2	20
Aa3	40
A1	70
A2	120
A3	180
Baa1	260
Baa2	360
Baa3	610
Ba1	940
Ba2	1,350
Ba3	1,766
B1	2,220
B2	2,720
B3	3,490
Caa1	4,770
Caa2	6,500
Caa3 or below	10,000

ANNEX III

APPROVED BUYERS

Bank of America, NA
The Bank of Montreal
The Bank of New York Mellon, N.A.
Barclays Bank plc
BNP Paribas
Broadpoint Securities
Canadian Imperial Bank of Commerce
Citibank, N.A.
Credit Agricole S.A.
Credit Suisse
Deutsche Bank AG
Goldman Sachs & Co.
HSBC Bank
Imperial Capital LLC
JPMorgan Chase Bank, N.A.
Lloyds TSB Bank
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co.
Natixis
Northern Trust Company
Royal Bank of Canada
The Royal Bank of Scotland plc
Societe Generale
The Toronto-Dominion Bank
UBS AG
U.S. Bank, National Association
Wells Fargo Bank, National Association